(LETTERHEAD)

                              JAMES E. PRATT,
                              ATTORNEY AT LAW
                              195 Kildare Rd.
                        Garden City, New York, 11530
                (516)741-2978 Phone  (516) 873-1140 Facsimile

                             November 21, 2000

World Homes, Inc.
4505 W. Hacienda Ave.
Unit I -1
Las Vegas, Nevada 89118

RE:  REGISTRATION STATEMENT ON FORM S-8

We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the total of 450,000 shares of your Common Stock (the "shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares.

It is our opinion that upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states, where required, the shares when issued and sold in the manner described in the Plan and the Registration Statement will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.



                                             Very truly yours,


                                         /s/ James E. Pratt
                                             -------------------
                                             James E. Pratt, Esq.